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                                                                     EXHIBIT 5.1

                                  [LETTERHEAD]

                                  July 6, 1998

Ross Systems, Inc.
Two Concourse Parkway
Suite 800
Atlanta, GA 30328

  RE:  REGISTRATION STATEMENT ON FORM S-3
     ------------------------------------

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-3 of Ross Systems, Inc. (the "Company") filed with the Securities and Exchange Commission (the "Registration Statement") on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an offering by the Company pursuant to Rule 415 of shares of the Company's Common Stock (the "Shares").

    It is our opinion that upon issuance of the Shares by the Company in accordance with the pertinent enabling resolutions of the Board of Directors of the Company, the Shares will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                          Very truly yours,
                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ WILSON SONSINI GOODRICH & ROSATI